EXHIBIT 23.1

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8, to be filed on or about August 16, 2005) pertaining to the Earle M. Jorgensen Retirement Savings Plan of our report dated May 12, 2005, with respect to the consolidated financial statements and schedule of Earle M. Jorgensen Company included in its Annual Report (Form 10-K) for the year ended March 31, 2005, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Orange County, California

August 11, 2005